Exhibit (d)(3)(i)

1290 FUNDS

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement effective as of March 1, 2017 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, (doing business as “1290 Asset Managers”), a Delaware limited liability company (“1290 Asset Managers” or “Adviser”), and AXA Rosenberg Investment Management LLC., a Delaware limited liability company (“AXA Rosenberg” or “Sub-Adviser”).

WHEREAS, 1290 Asset Managers and the Sub-Adviser agree to modify the Investment Sub-Advisory Agreement dated as of September 1, 2014 (the “Agreement”);

WHEREAS, 1290 Asset Managers and the Sub-Adviser desire to modify the fee payable to the Sub-Adviser for investment advisory and other services the Sub-Adviser provides to 1290 SmartBeta Equity Fund (“Fund”).

NOW, THEREFORE, 1290 Asset Managers and Sub-Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the fee payable to the Sub-Adviser with respect to the Fund or Allocated Portion of the Fund is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AXA ROSENBERG INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Heidi Ridley
	Steven M. Joenk	Name:	Heidi Ridley
	Chairman, Chief Executive Officer and President	Title:	Global CEO

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

AXA ROSENBERG INVESTMENT MANAGEMENT LLC

Related Funds	Annual Sub-Advisory Fee Rate **

SmartBeta Funds, which shall consist of the following Fund and Other Portfolio(s)or Allocated Portion(s)*: 1290 SmartBeta Equity Fund	0.180% of the SmartBeta Funds’ average daily net assets up to and including $100 million; 0.170% of the SmartBeta Funds’ average daily net assets in excess of $100 million and up to and including $250 million; and 0.150% of the SmartBeta Funds’ daily net assets in excess of $250 million
1290 VT SmartBeta Equity Portfolio, a series of EQ Advisors Trust

*	”Other Portfolio(s) or “Allocated Portion(s)” are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “SmartBeta Equity Funds.”
**	The daily advisory fee for the SmartBeta Funds is calculated by multiplying the aggregate net assets of the SmartBeta Funds at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.